ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
ALTERNATIVE ENERGY PARTNERS, INC. Document Number: PQ8000042648

Pursuant to the provisions of Section 607.1006, Florida Statutes, this Florida profit corporation adopts the following articles of amendment to its articles of incorporation:

Article IV

The number of shares the corporation is authorized to issue is: 75,000,000 shares of common stock, par value $.0001

The date of amendment adoption: August 5, 2009 Adoption of Amendment(s):

☐ The amendments were approved by the shareholders. The number of votes cast for amendments were sufficient for approval.

☐ The amendments were approved by the shareholders through voting groups. The following statement must be separately provided for each voting group entitled to vote separately on the amendments):

       "The number of votes cast for amendments were sufficient for approval by__________(voting group)."

☒ The amendment was adopted by the board of directors without shareholder action and shareholder action was not required.

☐ The amendments were adopted by the incorporators without shareholder action and shareholder action was not required.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment to the Articles of Incorporation this 10th day of November 2009,

By: